Exhibit 11

Computation of Per Share Earnings

                                                   For the Nine Months                  For the Quarter
                                                   Ended September 30,                  Ended  September
                                                 -----------------------           -------------------------
                                                 1997               1996           1997                 1996
                                                 ----               ----           ----                 ----
Number of shares of common stock
     outstanding (weighted average)           1,071,119            847,508       1,071,119           1,071,119

Shares held in ESOP trust
     (weighted average)                          40,973             45,976          39,544              45,262

Increase for common stock
     equivalents                                 77,557                714         100,314                   -

Weighted average number of shares
     outstanding during the period            1,107,703            800,818       1,131,889           1,025,857

Fully diluted weighted average number of
     shares outstanding during the period     1,133,513            800,818       1,134,942           1,025,857

Income for the period                        $  460,201           $831,695      $  131,188          $  290,768

Income per share:
         Primary                             $     0.42           $   1.04      $     0.12          $     0.28

         Fully diluted                       $     0.41           $   1.04      $     0.12          $     0.28

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